Exhibit 15-13

May 5, 2004

DTE Energy Company
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of DTE Energy Company and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 5, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in the following Registration Statements:

Form	Registration Number
Form S-3	333-99955
Form S-3	333-109591
Form S-3	333-74338
Form S-3	333-113300
Form S-4	333-89175
Form S-8	333-61992
Form S-8	333-62192
Form S-8	333-00023
Form S-8	333-47247
Form S-8	333-109623

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

 /s/ DELOITTE & TOUCHE LLP

Detroit, Michigan